FOR IMMEDIATE RELEASE

IdeaEdge, Inc. Media and Investor Relations Contact:

Soames Haworth 858.764.4346

shaworth@ideaedge.com

ideaEDGE Secures Additional Equity Financing

Company Expects to Launch its Group Gift Card Platform this Fall

SAN DIEGO, CA., June 11, 2008: ideaEDGE, Inc., (OTCBB: IDAE) a developer of innovative prepaid gift card programs, today announced that it has secured $1.2 million of new equity funding. This funding is expected to allow ideaEDGE to launch its Social Network Enabled (SNE) Group Gift Card platform later this year.

“Our industry partners are excited about the potential of our SNE Group Gift Card platform,” noted Jim Collas, ideaEDGE’s Chief Executive Officer. Further adding, “We expect to have an impressive network of industry partners and gift card merchants for our planned launch this fall.”

Designed to interact with social networking sites like MySpace and Facebook as well as social event planning sites, the SNE Group Gift Card platform is intended to make group gift giving easy and fun for consumers. The platform is expected to enable multiple individuals to conveniently contribute to a group gift card. According to recent analyst reports, MySpace and Facebook have a total combined audience of more than 170 million users. It is hoped that ideaEDGE’s SNE Gift Card platform, which is based on previously acquired intellectual property covering group gift giving, will be able to exploit this substantial market opportunity, which combines the $100 billion gift card market with the popularity of social networks.

ideaEDGE is headquartered at 6440 Lusk Blvd., Suite 200, San Diego, CA 92121 and can be contacted at 858.677.0080 or 858.764.4346.

Certain statements contained in this press release are “forward-looking statements” within the meaning of federal securities laws, including, without limitation, anything relating or referring to future financial results and planned business activities. Such statements are inherently subject to risks and uncertainties, which include, without limitation, those in Company reports filed with the SEC. The Company can give no assurance that such expectations will prove correct. Future events and actual results could differ materially from those statements.  A more detailed description of the equity financing and related financing documents described above are available in the Company’s Form 8-K filed with the SEC on June 11, 2008.